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                                [REX STORES LOGO]

News Announcement                               For Immediate Release

For further information contact:
Douglas Bruggeman                               Joseph N. Jaffoni
Chief Financial Officer                         Jaffoni & Collins Incorporated
937/276-3931                                    212/835-8500 or rsc@jcir.com

                  REX FUNDS $11.5 MILLION EQUITY INVESTMENT IN
                           ETHANOL PRODUCTION FACILITY

           - Merrill Lynch Capital to Provide Senior Debt Financing -

Dayton, Ohio (September 29, 2006) -- REX Stores Corporation (NYSE:RSC) announced today that it has made an equity investment of $11.5 million in Levelland/Hockley County Ethanol, LLC ("Levelland/Hockley") as Levelland/Hockley has met all conditions precedent, including obtaining financing for REX to proceed with its investment. Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc. (NYSE:MER), will provide the senior debt financing to Levelland/Hockley.

On July 31, REX reported that it had entered into a contingent agreement to invest an additional $11.5 million to $18.0 million in Levelland/Hockley, which intends to construct an ethanol production facility in Levelland, Texas. The $11.5 million equity investment announced today, along with REX's previously announced $5 million convertible secured promissory note commitment, enables REX to secure a majority ownership interest in Levelland/Hockley.

Levelland/Hockley has signed a design/build agreement with ICM, Inc., an engineering firm focused on ethanol, and intends to commence construction of the Levelland, Texas facility by November 15, 2006. The plant will have a design capacity of 40 million gallons of ethanol annually.

This news announcement contains or may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by use of forward-looking terminology such as "may," "expect," "believe," "estimate," "anticipate" or "continue" or the negative thereof or other variations thereon or comparable terminology. Readers are cautioned that there are risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements. These risks and uncertainties include the risk factors set forth from time to time in the Company's filings with the Securities and Exchange Commission and among other things: the highly competitive nature of the consumer electronics retailing industry, changes in the national or regional economies, weather, the effects of terrorism or acts of war on consumer spending patterns, the availability of certain products, technological changes, new regulatory restrictions or tax law changes relating to the Company's synthetic fuel investments, the fluctuating amount of quarterly payments received by the Company with respect to sales of its partnership interest in a synthetic fuel investment, the potential for Section 29/45K tax credits to phase out based on the price of crude oil adjusted for inflation, and the uncertain amount of synthetic fuel production and resulting income received from time to time from the Company's synthetic fuel investments. As it relates to ethanol investments, risks and uncertainties include among other things: the uncertainty of constructing plants on time and on budget and the volatility of corn, dried distiller grains, ethanol, gasoline and natural gas prices.

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